Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
James Dwyer	Jim Beck
412-992-5450	412-315-2909
James.Dwyer@alcoa.com	Jim.Beck@alcoa.com

Alcoa Corporation and Ma’aden Amend Joint Venture

Alcoa to divest minority interest in rolling mill to Ma’aden;

Company to retain interest in joint venture’s bauxite, alumina and aluminum businesses

PITTSBURGH, June 26, 2019 – Alcoa Corporation, a global leader in bauxite, alumina, and aluminum products, today announced that it has amended its joint venture with the Saudi Arabian Mining Company (Ma’aden) in which Alcoa holds a minority, 25.1 percent stake.

The joint venture was created in 2009 as a fully integrated aluminum complex in the Kingdom of Saudi Arabia, comprised of three entities: the Ma’aden Bauxite and Alumina Company (MBAC; the bauxite mine and alumina refinery), the Ma’aden Aluminium Company (MAC; the aluminum smelter and cast house), and the Ma’aden Rolling Company (MRC; the can and auto sheet mill).

As a result of the amended joint venture agreements, signed June 26, 2019, and expected to close by month end:

•	Alcoa will transfer its 25.1 percent interest in MRC to Ma’aden

•

Alcoa to make a contribution to MRC in the amount of $100 million paid in two installments: 1) $34 million paid on June 17, 2019 to fund its 25.1 percent share of MRC’s current cash requirements, and 2) $66 million paid at closing

•	Alcoa is released from all future MRC obligations, including Alcoa’s sponsor support of approximately $295 million of MRC debt and its share of any future MRC cash requirements

•	Alcoa will avoid future capital contributions in any MRC debt restructuring and recapitalization

•	Alcoa and Ma’aden further defined MBAC and MAC shareholder rights, including the dividend policy

The parties will maintain their commercial relationship, which includes Alcoa providing sales, logistics and customer technical services support for MRC products for the North American can sheet market.

The Company will retain its 25.1 percent minority interest in MBAC and MAC, and Ma’aden will continue to own a 74.9 percent interest.

“The Ma’aden joint venture aluminum complex has been an integral part of our portfolio, and we greatly value our relationship with our Saudi partners,” said Alcoa President and Chief Executive Officer Roy Harvey. “As we look ahead, divesting Alcoa’s investment in MRC enables us to pursue future returns in our bauxite mining, alumina refining, and aluminum smelting businesses and gives Ma’aden more strategic flexibility to further develop the rolling business.”

Alcoa will record an estimated charge associated with the disposition of its interest of approximately $320 million (pre- and after-tax), or $1.72 per share, in the second quarter of 2019. The charge includes the write-off of Alcoa’s investment in MRC, the cash contributions noted above, and the write-off of Alcoa’s share of MRC’s delinquent payables due to MAC of $59 million that were forgiven as part of this transaction. Investment losses attributable to MRC included in net income totalled $34 million (pre- and post-tax) in 2018.

About Alcoa

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina, and aluminum products, and is built on a foundation of strong values and operating excellence dating back to more than 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since developing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability, and stronger communities wherever we operate. Visit us online on www.alcoa.com, follow @Alcoa on Twitter, and on Facebook at www.facebook.com/Alcoa.

Dissemination of Company Information

Alcoa Corporation intends to make future announcements regarding company developments and financial performance through its website at www.alcoa.com.

Forward-Looking Statements

The session may contain statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect the Company’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although the Company believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. The Company disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

###

2